Calculation of Filing Fee Tables
N-2
GOLUB CAPITAL BDC, Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, $0.001 par value per share	457(r)				0.0001531
Fees to be Paid	2	Equity	Preferred Stock, $0.001 par value per share	457(r)				0.0001531
Fees to be Paid	3	Equity	Warrants	457(r)				0.0001531
Fees to be Paid	4	Other	Subscription Rights	457(r)				0.0001531
Fees to be Paid	5	Debt	Debt Securities	457(r)				0.0001531
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	(1a) An indeterminate aggregate initial offering price or number of shares of common stock, preferred stock or warrants as may be sold, from time to time. Warrants may represent rights to purchase common stock, preferred stock or debt securities as may from time to time be offered hereunder by Golub Capital BDC, Inc. (the "registrant") at indeterminate prices. (1b) In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"), the registrant is deferring payment of all of the registration fees and will pay any registration fees subsequently in advance or on a pay-as-you-go basis.

[2]	See Offering Note (1a) and (1b).

[3]	See Offering Note (1a) and (1b).

[4]	See Offering Note (1a) and (1b).

[5]	See Offering Note (1a) and (1b). Debt securities may be issued at an original issue discount.